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                                                                 EXHIBIT (e)(17)


                               INDEMNITY AGREEMENT

         This Indemnity Agreement (the "Agreement") is made as of the 10th day of December 1998, by and among Texoil, Inc., a Nevada corporation (the "Corporation"), located at 110 Cypress Station Drive, Suite 220, Houston, Texas 77090-1629, and the undersigned ("Agent") with reference to the following facts:

         The Agent is currently serving the Corporation in an agency capacity that exposes the Agent to personal liability under applicable Federal and State laws as an Officer or Director of the Corporation, and the Corporation wishes the Agent to continue in such capacities. The Agent is willing, subject to the terms, conditions and benefits of this Agreement, to continue in such capacities.

         In order to induce the Agent to continue to serve as an Officer or Director for the Corporation and in consideration for continued service, the Corporation hereby agrees to indemnify the Agent as follows:

         1. Indemnification When Not an Action in Right of the Corporation. The Corporation shall indemnify the Agent if the Agent is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, EXCEPT, an action by, or in right of the Corporation, by reason of the fact that he or she is, or was a Director, Officer, Employee or Agent of the Corporation, or is, or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not for profit) against expenses, including attorney's fees, fees of consultants or experts, accounting fees, expert witness fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Agent in connection with the action, suit or proceedings, if the Agent acted in good faith, and in the manner and with respect to any criminal action or proceeding, had no reasonable cause to believe the Agent's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, in and of itself, create a presumption that the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceedings, had reasonable cause to believe that the Agent's conduct was unlawful.

         2. Indemnification When Act Is In Right of the Corporation. The Corporation shall indemnify the Agent if the Agent was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by, or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the Agent is, or was a Director, Officer, Employee or Agent of the Corporation or is, or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not for profit) against expenses, including amounts paid in settlement and attorneys' fees, fees of consultants or experts, accounting fees, expert witness fees and other expenses actually and reasonably incurred by the Agent in connection with the defense

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or settlement of the action or suit if the Agent acted in good faith and in a manner which the Agent reasonably believed to be in, or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which the Agent has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless, and only to the extent, that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the Agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. Standards and Procedures for Determination. Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to
Section 4, must be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Agent is proper in the circumstances. In the event the Agent determines that a request for indemnification under this Agreement is appropriate, the Agent must send a written notice to the Corporation to request indemnification and include reasonable detail of the expenses incurred. The Corporation shall have thirty
(30) days to make the determination of the propriety of indemnification. The determination must be made:

                  a. By the affirmative vote of a majority of disinterested stockholder, whether or not the total number of disinterested stockholders is sufficient for a quorum under State law or the bylaws;

b. By the Board of Directors by majority vote of a quorum (which must be a minimum of two [2] Directors) consisting of directors who were not parties to the act, suit or proceeding;

                  c. If a majority vote of a quorum (which must be a minimum of two [2] Directors) consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in written opinion;

d. If a minimum quorum of two (2) directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

                  e. If the Corporation determines that the indemnification is not appropriate or fails to make a determination within thirty (30) days, the Agent shall have an immediate right to file a cause of action against the Corporation, at law or in equity, to determine or enforce the Agent's rights under this Agreement, as set forth below.

         4. Advancement of Expenses. The Corporation shall advance the expenses of the Agent incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of a final disposition of the action, suit or proceeding, whether or not the Agent is actually named a defendant or respondent in a proceeding, within thirty (30) days after receipt by the Corporation, sent via receipted delivery service to the attention of the President and Secretary of the Corporation at the address set forth above, of notice of a request for advancement of expenses pursuant to this Agreement and the Bylaws of the Corporation, which must include an undertaking by or on behalf of the Agent to repay amounts advanced if it is ultimately determined by a court of competent jurisdiction that the Agent is not entitled to be

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indemnified by the Corporation pursuant to the terms hereof. The undertaking to repay must be accepted by the Corporation regardless of the creditworthiness of the Agent at the time of the delivery of the undertaking.

         5. Rights of Agent. If a claim under this Agreement, whether for indemnification or advancement of expenses, is not paid by the Corporation, or on its behalf, within forth-five (45) days after a written claim has been received by the Corporation, the Agent may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, plus interest accrued thereon at a per annum rate of ten percent (10%), and if successful in whole or in part, the Agent shall be entitled to be paid also all of the expenses of prosecuting such claim, including attorney's fees, court costs and all other fees and expenses reasonably incurred in prosecuting such claim.

         6. Subscription. In the event of payment to the Agent under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

         7. Limits on Liability. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the
Agent:

                  (a) For which payment is actually made to the Agent under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

                  (b) For which the Agent is indemnified by or through the Corporation otherwise than pursuant to this Agreement;

(c) Based upon or attributable to the Agent gaining, in fact, any personal profit or advantage to which he was not legally entitled;

                  (d) For an accounting of profits made from the purchase or sale by the Agent of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any State statutory law or common law; or

                  (e) Brought about or contributed to by the fraud or dishonesty of the Agent seeking payment hereunder; however, notwithstanding the foregoing, the Agent shall be protected under this Agreement as to any claims upon which suit may be brought against the Agent by reason of any alleged dishonesty on the part of the Agent, unless a judgment or other final adjudication thereof adverse to the Agent shall establish that the Agent committed (i) acts of active and deliberate dishonesty; or (ii) with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

         8. Consent. No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Corporation's consent, which consent shall not be unreasonably withheld.

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         9. Notice. The Agent, as a condition precedent to the right to be indemnified under this Agreement, shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to the President and the Secretary of the Corporation at the address of the Corporation set forth above; notice shall be deemed received if sent by certified mail, return receipt requested or any other receipted delivery service properly addressed, the date of such notice being the date postmarked or delivered to the delivery service. In addition, the Agent shall give the Corporation such information and cooperation as it may reasonably require and as shall be within the Agent's power.

         10. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.


         11. Not Exclusive Rights. Nothing herein shall be deemed to diminish or otherwise restrict the Agent's right to indemnification under any provision of any insurance contract or coverage of the certificate of incorporation or bylaws of the Corporation or under Nevada law.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with Nevada law.

         13. Assignment and Amendment. This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of Agent. The Agreement may only be amended by written agreement executed between the parties and any amendments shall be prospective only.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

                                           TEXOIL, INC.


                                           By: /s/ Frank Lodzinski
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                                              Frank Lodzinski, President


                                           AGENT

                                            /s/ Michael A. Vlasic
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                                            Printed Name: Michael A. Vlasic
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                                            Address:
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